EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ION MEDIA NETWORKS, INC.

(pursuant to Section 242 of the General Corporation Law of Delaware)

ION Media Networks, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST. The Certificate of Incorporation of the Corporation is hereby amended by amending in its entirety the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 131/4% Cumulative Junior Exchangeable Preferred Stock and Qualifications, Limitations and Restrictions Thereof to read as attached hereof as Exhibit A.

SECOND. The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed by Adam K. Weinstein, its Senior Vice President, Secretary and Chief Legal Officer on this 21st day of August, 2007.

ION MEDIA NETWORKS, INC.

By:/s/ Adam K. Weinstein
Adam K. Weinstein, Senior Vice President,
Secretary and Chief Legal Officer

Exhibit A

AMENDED CERTIFICATE OF DESIGNATION
OF THE POWERS, PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF 131/4% CUMULATIVE
JUNIOR EXCHANGEABLE PREFERRED STOCK AND QUALIFICATIONS,
LIMITATIONS AND RESTRICTIONS THEREOF

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
__________________________

(a) DESIGNATION. There is hereby created out of the authorized and unissued             shares of Preferred Stock of the Corporation a class of Preferred Stock designated as the “131/4% Cumulative Junior Preferred Stock”. The number of shares constituting such class shall be 72,000 and are referred to as the “Junior Preferred Stock.” The liquidation preference of the Junior Preferred Stock shall be $10,000.00 per share.

(b) RANK. The Junior Preferred Stock shall, with respect to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation, rank (i) senior to the Convertible Preferred Stock, to all classes of Common Stock of the Corporation and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Junior Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to, together with all classes of Common Stock of the Corporation and the Convertible Preferred Stock, as “Junior Securities”); (ii) on a parity with any class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank on a parity with the Junior Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution, including the Series C Convertible Preferred Stock (collectively referred to as “Parity Securities”); and (iii) junior to the NBCU Series B Preferred, the Senior Preferred Stock and to each other class of Capital Stock of the Corporation or series of Preferred Stock of the Corporation hereafter created the terms of which expressly provide that such class or series will rank senior to the Junior Preferred Stock as to dividends and distributions upon liquidation, winding-up or dissolution of the Corporation (collectively referred to as “Senior Securities”).

(c) DIVIDENDS.

(i) Beginning on the Issue Date, the Holders of the outstanding shares of Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Junior Preferred Stock, at a rate per annum equal to 131/4% of the liquidation preference per share of the Junior Preferred Stock, payable semi-annually. All dividends shall be cumulative, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable semi-annually in arrears on each Dividend Payment Date, commencing November 15, 1998. Dividends may be paid, at the Corporation’s option, on any Dividend Payment Date either in cash or by the issuance of additional shares of Junior Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. In the event that dividends are declared and paid through the issuance of additional shares of Junior Preferred Stock, as herein provided, such dividends shall be deemed paid in full and will not accumulate. If any dividend payable on any Dividend Payment Date subsequent to May 15, 2003 is not paid in full in cash, the per annum dividend rate will be increased by 1.00% per annum for such dividend payment period. After the date of which such dividend is paid in cash, the dividend rate will revert to the rate originally borne by the Junior Preferred Stock. Each dividend shall be payable to the Holders of record as they appear on the stock books of the Corporation on the Dividend Record Date immediately preceding the related Dividend Payment Date. Dividends shall cease to accumulate in respect of shares of the Junior Preferred Stock on the date of the earlier redemption of such shares unless the Corporation shall have failed to pay the relevant redemption price on the date fixed for redemption.

(ii) All dividends paid with respect to shares of the Junior Preferred Stock pursuant to paragraph (c)(i) shall be paid PRO RATA to the Holders entitled thereto.

(iii) Unpaid dividends accumulating on the Junior Preferred Stock for any past Dividend Period and dividends in connection with any optional redemption may be declared and paid at any time, without references to any regular Dividend Payment Date, to holders of record on such date, not more than forty-five (45) days prior to the payment thereof, as may be fixed by the Board of Directors.

(iv) Dividends payable on the Junior Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

(d) LIQUIDATION PREFERENCE.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the Holders of shares of Junior Preferred Stock then outstanding shall initially be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to the liquidation preference for each share outstanding, plus without duplication, an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding up) before any distribution shall be made or any assets distributed to the holders of any of the Junior Securities including, without limitation, the Convertible Preferred Stock and Common Stock of the Corporation. Except as provided in the preceding sentence, Holders of Junior Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the Holders of outstanding shares of the Junior Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets first in proportion to the full liquidation preference to which each is entitled until such preferences are paid in full, and then in proportion to their respective amounts of accumulated but unpaid dividends.

(ii) For the purposes of this paragraph (d), neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more entities shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

(e) REDEMPTION.

(i) (A) The Corporation may, at the option of the Board of Directors, redeem at any time, in whole or in part, in the manner provided for in paragraph (e)(iii) hereof, any or all of the shares of the Junior Preferred Stock, at the redemption price per share equal to the sum of (x) $10,000 and (y) an amount equal to all accumulated and unpaid dividends per share (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the “ Redemption Price”).

(B) [Intentionally Omitted]

(C) In the event of a redemption pursuant to paragraph (e)(i)(A) hereof of only a portion of the then outstanding shares of the Junior Preferred Stock, the Corporation shall effect such redemption on a PRO RATA basis according to the number of shares held by each Holder of the Junior Preferred Stock, except that the Corporation may redeem all shares held by any Holders of fewer than one share (or             shares held by Holders who would hold less than one share as a result of such redemption), as may be determined by the Corporation, PROVIDED that no redemption shall be authorized or made unless prior thereto full accumulated and unpaid dividends are declared and paid in full, or declared and a sum in cash set apart sufficient for such payment, on the Junior Preferred Stock for all Dividend Periods terminating on or prior to the Redemption Date.

B. [Intentionally Omitted]

(ii) PROCEDURES FOR REDEMPTION. (A) At least thirty (30) days and not more than sixty (60) days prior to the date fixed for any redemption of the Junior Preferred Stock, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the Junior Preferred Stock at such Holder’s address as it appears on the stock books of the Corporation, PROVIDED that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Junior Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or to whom such notice was defective. The Redemption Notice shall state:

(1) that the redemption is pursuant to paragraph (e)(i)(A) hereof;

(2) the Redemption Price;

(3) whether all or less than all the outstanding shares of the Junior Preferred Stock are to be redeemed and the total number of shares of the Junior Preferred Stock being redeemed;

(4) the date fixed for redemption;

(5) that the Holder is to surrender to the Corporation, in the manner, at the place or places and at the price designated, his certificate or certificates representing the shares of Junior Preferred Stock to be redeemed; and

(6) that dividends on the shares of the Junior Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B) Each Holder of Junior Preferred Stock shall surrender the certificate or certificates representing such shares of Junior Preferred Stock to the Corporation, duly endorsed (or otherwise in proper form for transfer, as determined by the Corporation), in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(C) On and after the Redemption Date, unless the Corporation defaults in the payment in full of the applicable redemption price, dividends on the Junior Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and all rights of the Holders of redeemed shares shall terminate with respect thereto on the Redemption Date, other than the right to receive the Redemption Price, without interest; PROVIDED, HOWEVER, that if a notice of redemption shall have been given as provided in paragraph (iii)(A) above and the funds necessary for redemption (including an amount in respect of all dividends that will accrue to the Redemption Date) shall have been segregated and irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then, at the close of business on the day on which such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Corporation and shall be entitled only to receive the Optional Redemption Price, without interest.

(f) VOTING RIGHTS.

Except as otherwise provided by law, the Holders of Junior Preferred Stock shall not be entitled to vote on any matters submitted for a vote to the holders of the Corporation’s common stock. Upon the filing of the Certificate of Amendment to the Certificate of Incorporation adding this sentence, the term of any director elected by the Holders of Junior Preferred Stock prior to the filing of such Certificate of Amendment of the Certificate of Incorporation shall automatically end and such director shall immediately cease to be a member of the Board of Directors.

(g) [INTENTIONALLY OMITTED].

(h) CONVERSION OR EXCHANGE. The Holders of shares of Junior Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such             shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Corporation.

(i) REISSUANCE OF JUNIOR PREFERRED STOCK. Shares of Junior Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock; PROVIDED that any issuance of such shares as Junior Preferred Stock must be in compliance with the terms hereof.

(j) BUSINESS DAY. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

(k) DEFINITIONS. As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“BOARD OF DIRECTORS” means the Board of Directors of the Corporation.

“BUSINESS DAY” means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

“CAPITAL STOCK” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated) of capital stock, including each class of common stock and preferred stock of such Person and (ii) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“CERTIFICATE OF INCORPORATION” means the Certificate of Incorporation of the Corporation as filed with the Secretary of State of the State of Delaware, as amended.

“COMMON STOCK” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“CONVERTIBLE PREFERRED STOCK” shall mean, collectively, (i) Series B Convertible Preferred, (ii) Series C Preferred Stock, (iii) Series D Convertible Preferred, (iv) Series E-1 Convertible Preferred, (v) Series E-2 Convertible Preferred, (vi) Series F Non-Convertible Preferred, and (vii) 9.75% Preferred in each case as defined in the Master Transaction Agreement.

“CORPORATION” means ION Media Networks, Inc., a Delaware corporation.

“DIVIDEND PAYMENT DATE” means May 15 and November 15 of each year commencing November 15, 1998.

“DIVIDEND PERIOD” means the Initial Dividend Period and, thereafter, each Semi-annual Dividend Period.

“DIVIDEND RECORD DATE” means May 1 and November 1 of each year.

“HOLDER” means a holder of shares of Junior Preferred Stock as reflected in the stock books of the Corporation.

“INITIAL DIVIDEND PERIOD” means the dividend period commencing on the Issue Date and ending on November 15, 1998.

“ISSUE DATE” means the date of the original issuance of the Junior Preferred Stock.

“JUNIOR PREFERRED STOCK” shall have the meaning ascribed to it in paragraph (a) hereof.

“JUNIOR SECURITIES” shall have the meaning ascribed to it in paragraph (b) hereof.

“MASTER TRANSACTION AGREEMENT” shall mean the Master Transaction Agreement dated as of May 3, 2007 among the Corporation, NBC Universal, Inc., NBC Palm Beach Investment I, Inc., NBC Palm Beach Investment II, Inc., and CIG Media LLC, as may be amended, modified or restated from time to time.

“NBCU SERIES B PREFERRED” means 11% Series B Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Corporation, with a liquidation preference of $10,000 per share, as it may be modified or amended from time to time.

“PARITY SECURITIES” shall have the meaning ascribed to it in paragraph (b) hereof.

“PERSON” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“PREFERRED STOCK” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption or upon liquidation.

“REDEMPTION DATE”, with respect to any shares of Junior Preferred Stock, means the date on which such shares of Junior Preferred Stock are redeemed by the Corporation.

“REDEMPTION NOTICE” shall have the meaning ascribed to it in paragraph (e)(iii) hereof.

“REDEMPTION PRICE” shall have the meaning ascribed to it in paragraph (e)(i) hereof.

“SEMI-ANNUAL DIVIDEND PERIOD” shall mean the semi-annual period commencing on each May 15 and November 15 and ending on the next succeeding Dividend Payment Date, respectively.

“SENIOR PREFERRED STOCK” shall mean collectively, (i) Series A-1 Convertible Preferred, (ii) Series A-2 Preferred Stock, and (iii) Series A-3 Convertible Preferred, in each case as defined in the Master Transaction Agreement.

“SENIOR SECURITIES” shall have the meaning ascribed to it in paragraph (b) hereof.

“SERIES C CONVERTIBLE PREFERRED STOCK” shall mean the Series C Convertible Preferred Stock, as such term is defined in the Master Transaction Agreement.